        As filed with the Securities and Exchange Commission on January 17, 1997
                                                       Registration No. 33-43585

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  MISONIX, INC.
                 (Name of small business issuer in its charter)

         New York                            3841                   11-2148932
(State or other jurisdiction of   (Primary Standard Industrial    I.R.S. Employer
Incorporation or organization)     Classification Code Number)   Identification No.

                                1938 New Highway
                           Farmingdale, New York 11735
                                 (516) 694-9555
                     (Address of principal executive offices
                   and place of business and telephone number)

                               Joseph L. Librizzi
                                    President
                                  Misonix, Inc.
                                1938 New Highway
                           Farmingdale, New York 11735
                                 (516) 694-9555
            (Name, address and telephone number of agent for service)

                         ------------------------------
                                   Copies to:
                            Edward I. Tishelman, Esq.
                              Hartman & Craven LLP
                           460 Park Avenue, Suite 1100
                            New York, New York 10022
                     Tel: (212) 836-4940 Fax: (212) 688-2870

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:
/X/


The Registrant hereby amends this Post-Effective Amendment No. 1 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 1 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment No. 1 shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE


                                               Proposed        Proposed
  Title of each class of     Amount to be       maximum         maximum       Amount of
        securities          registered (1)  offering price     aggregate     registration
     to be registered                          per unit     offering price       fee

Common Stock, $.01         1,940,000            $ 6.50       $12,610,000.00      $3,940.63
par value                  shares(2)

Redeemable Warrants        1,940,000            $  .10       $   194,000.00      $   60.63
                           warrants(3)

Common Stock, $.01         1,940,000            $ 7.80       $15,132,000.00      $4,728.75
par value                  shares (4)

Underwriter's Warrants     160,000              $  .001      $       160.00         (5)
                           warrants

Common Stock, $.01         160,000 shares       $10.725      $ 1,716,000.00      $  536.25
par value(6)

Redeemable Warrants        160,000              $  .165      $    26,400.00      $    8.25
                           warrants

Common Stock, $.01         16,000 shares        $12.87       $ 2,059,200.00      $  643.50
par value(7)

Total                                                        $31,737,760.00      $9,918.01(8)


-----------------------------------
(1) Pursuant to Rule 416, there are also being registered an undeterminable number of shares of the Registrant's Common Stock which may become issuable pursuant to the antidilution provisions of the warrants being registered.
(2) Includes 240,000 shares subject to an over-allotment option granted to the Underwriter by the Registrant and 100,000 shares issued to non-affiliated investors as partial consideration for the Registrant's September and October 1991 private placement. See "Underwriting" and "Selling Securityholders."
(3) Includes 240,000 Redeemable Warrants subject to an over-allotment option granted to the Underwriter by the Registrant and 100,000 Redeemable Warrants issued to non-affiliated investors as partial consideration for the Registrant's September and October 19991 private placement. See "Underwriting" and "Selling Securityholders."
(4)  Issuable upon exercise of the Redeemable Warrants.

(5)  No fee pursuant to Rule 457(g).
(6)  Issuable upon exercise of the Underwriter's Warrants.
(7) Issuable upon exercise of the Redeemable Warrants underlying the Underwriter's Warrants.
(8)  Of which the entire $9,918.01 has previously been paid.

On July 23, 1992, Registrant's Registration Statement on Form S-1 was declared effective by the Securities and Exchange Commission. Pursuant to such Registration Statement, an aggregate of 1,600,000 shares of common stock ("Shares") and 1,840,000 redeemable warrants ("Warrants") were publicly offered and sold by Registrant. In addition, 100,000 Shares and 100,000 Warrants were publicly offered and sold for the account of certain selling securityholders. This post-effective amendment to the Registration Statement covers the 1,940,000 Shares reserved for issuance by Registrant upon exercise of the Warrants; these Shares were included for registration in the original Registration Statement.

                                  MISONIX, INC.

              Cross-Reference Sheet Showing Location in Prospectus
             of Information Required by Items in Part I of Form S-1

          Form S-1 Item Number and Heading                       Location in Prospectus
          --------------------------------                       ----------------------

Item 1.   Forepart of the Registration Statement and Outside     Cover
          Front Cover of Prospectus...........................

Item 2.   Inside Front and Outside Back Cover Pages of           Inside Front Cover; Outside Back Cover
          Prospectus .........................................

Item 3.   Summary Information, Risk Factors and Ratio of         Prospectus Summary; Risk Factors
          Earnings to Fixed Charges   ........................

Item 4.   Use of Proceeds.....................................   Use of Proceeds

Item 5.   Determination of Offering Price.....................   Not Applicable

Item 6.   Dilution............................................   Dilution

Item 7.   Selling Security Holders............................   Selling Stockholders and Plan of Distribution

Item 8.   Plan of Distribution................................   Cover; Selling Stockholders and Plan of
                                                                 Distribution

Item 9.   Description of Securities to be Registered..........   Description of Securities

Item 10.  Interests of Named Experts and Counsel..............   Legal Matters; Experts

Item 11.  Information with respect to the Registrant..........

Item 12.  Disclosure of Commission Position on

            Indemnification for Securities Act Liabilities....   Part II

Item 13.  Other Expenses of Issuance and Distribution.........   Part II

Item 14.  Indemnification of Directors and Officers...........   Part II

Item 15.  Recent sales of Unregistered Securities.............   Part II

Item 16.  Exhibits and Financial Statement Schedule...........   Part II

Item 17.  Undertakings........................................   Part II



PROSPECTUS

                                  MISONIX, INC.

               1,940,000 common shares, $.01 par value ("Shares")

                            ------------------------


This Prospectus relates to the offer, sale, and issuance by MISONIX, INC., a New York corporation (the "Company"), of up to 1,940,000 Shares, for issuance to the holders of 1,940,000 redeemable warrants (the "Warrants"). The Warrants are exercisable, through the close of business on February 3, 1997, at a price of $7.80 per Warrant, which entitles the holder to receive one Share. The Company will use the net proceeds received by it from the exercise of Warrants for working capital. See "Use of Proceeds."

The Shares and Warrants are quoted on the NASDAQ Small-Cap Market system ("NASDAQ") and on the Boston Stock Exchange ("BSE") under the symbols, "MSON" and "MSONW" for NASDAQ and "MSO" and "MSOW" on the BSE. On January 10, 1997 the reported closing sale price of the Shares on NASDAQ was $8.18.

                          -----------------------------


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTIONS "RISK FACTORS."


                          -----------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               The date of this Prospectus is January 17, 1997.

                              AVAILABLE INFORMATION

The Company has filed a Registration Statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act") with the Securities and Exchange Commission ("SEC"), with respect to the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. All of these documents may be inspected without charge at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained therefrom at prescribed rates. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

The Company furnishes its shareholders and holders of its Warrants with annual reports containing financial statements audited by its independent auditors, and with quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year. Additional copies of such reports are available upon request by such holders to the Company.

No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any date subsequent to the date hereof.

                               PROSPECTUS SUMMARY

           This summary is qualified in its entirety by the other information and financial statements appearing elsewhere in the Prospectus.

                                   The Company

           MISONIX, INC. (the "Company") is a New York corporation which, through its predecessors, was first organized in 1959. The Company designs, develops, manufactures and markets ultrasonic equipment for scientific and industrial applications, ductless fume enclosures for filtration of gaseous contaminates, and environmental control products for the abatement of air pollution, as well as medical devices. Other products manufactured or distributed by the Company include ultrasonic cleaners and spray nozzles. The Company previously designed and developed medical devices using ultrasonic technology but had to suspend further development work on these devices in December 1994, when the Company's Board of Directors formally approved a plan to suspend such research and development since outside funding, necessary to complete the project, was not available. A restructuring charge was recorded at that time to reflect the estimated cost of suspending this portion of the Company's operations. Although the Company suspended its research and development activities related to its medical devices, it retained ownership rights in its various patents and related technologies. It continued its efforts to sell or license the rights to the technology or attract a joint venture partner to fund the future development of one or more of these devices. The Company was successful in December 1995 and entered into a license agreement with Medical Device Alliance, Inc.("MDA"), giving MDA exclusive world-wide marketing and sales rights for the Company's ultrasonic soft tissue aspiration medical device (see "Medical Products"). On October 18, 1996, the Company entered into an exclusive license agreement with United States Surgical Corporation ("USS") for the Company's ultrasonic cutting technology. See "Business--Recent Developments."

                                  The Offering

This offering is comprised of 1,940,000 Shares for issuance to the holders of the Company's Warrants. The Warrants are exercisable at a price of $7.80 per Warrant in exchange for which the holder of a Warrant will receive one Share. Holders of Warrants may exercise the same on or before the close of business on January 23, 1997 (the "Warrant Expiration Date") by sending notice of exercise, together with payment in the amount of $7.80 per Share multiplied by the number of Warrants being exercised, to Continental Stock Transfer & Trust Company ("Continental"), 2 Broadway, New York, New York 10004; Attention: William Seegraber-Vice President; Continental is acting as the warrant agent ("Warrant Agent").

Use of Proceeds:    The net proceeds received by the Company from the exercise of the Warrants will be used for general and working capital purposes.

Risk Factors:       Prospective investors should carefully consider the factors described under the caption "Risk Factors." Among the Risk
                    Factors to be considered are: the Company's Possible Need for Additional Working Capital and Liquidity Constraints,
                    Competition, Dependence on Proprietary and Confidential
                    Information and Potential Technological Changes.

Expenses:           The Company estimates that its legal, accounting, printing,
                    Warrant Agent fees and related expenses from this Offering will be approximately $18,500. In addition, for each Warrant exercised (except in an unsolicited transaction) and payment of $7.80 for a share by the warrantholder, the Company will pay a fee of $.39 to Josephthal, Lyon & Ross, Inc. ("JLR"), which was the underwriter of the Company's securities in its public offering pursuant to which the Warrants were originally offered and sold.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following should be considered carefully in evaluating the Company and its business before purchasing the Shares offered by this Prospectus.

RISKS RELATED TO THE COMPANY

1.       Possible Need for Additional Working Capital and Liquidity Constraints.

         The Company anticipates that its existing capital resources, including the net proceeds of this offering, will be adequate to satisfy its capital requirements and foreseeable operating needs for at least eighteen months after the date hereof. The Company's future capital requirements will depend on many factors, including cash flow from operations, implementation of its capital and facilities expansion program, ability to anticipate and react with flexibility to future technological and market developments, and ultimately on the Company's future ability to generate revenues and profits from operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements." To the extent that the funds presently available are insufficient to fund the Company's future activities (such as acquisitions which are not presently identified or expansion of facilities), it may be necessary to raise additional funds, through equity or debt financings. There can be no assurance that liquidity problems will not occur in the future or that the Company will be able to renew or refinance its borrowings or to raise equity capital if this becomes necessary. See "Business."

2.       Competition.

         The market for the Company's services and products is highly competitive, and the Company expects such competition to continue and possibly to increase. A number of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. Competitive pressures could cause the Company to lose market acceptance or result in significant price erosion with a material adverse effect upon the Company's results of operations. Although the Company believes its services and products are competitive with those of its competitors in functionality, creativity, cost, market acceptance, performance and reliability, the Company has not effected any market studies to substantiate such belief. See "Business-Competition."

3.       Patents; Dependence on Proprietary and Confidential Information.

         The Company has received a patent on its liposuction apparatus and associated method and has obtained patents on items relating to the Alliger System, among other things. The Company has also received a 510(k) medical device clearance from the US Food and Drug Administration to market and sell a device in connection with ultrasonic tissue aspiration. However, patient protection has its limitation and, accordingly, the Company has developed a body of proprietary knowledge and "know-how", including its confidential methods of operation and knowledge of customer and market needs and expectations, derived from its experience. The Company takes diligent steps to protect the confidentiality and nondisclosure of its proprietary information. See "Business--Patents, Trademarks, Trade Secrets and Licenses."

4.       Potential Technological Changes

         The Company must focus primarily on providing services using advanced available technology, which the Company intends to expand and update as its business needs and technological advances warrant. This may involve significant expenditures and there can be no assurance that the Company's future capital resources will be sufficient to enable it to acquire new technologies.

5.       Dependence on Key Personnel

         The Company's success depends to a significant extent upon the efforts of a small number of key executives. The loss of the services of one or more of such persons could have a material adverse effect on the Company. Although the Company has had no difficulty in attracting qualified personnel to date, competition for such personnel is intense and there is no assurance as to its future ability to retain its present personnel or acquire additional skilled personnel as and when needed. See "Business--Employees" and "Management--Directors and Executive Officers."

6.       Ability of Present Management and Its Board of Directors To Control
         Company.

         The Company's management and its Board of Directors, together with the holders of the non-publicly traded shares, will be able to elect all of the Company's directors and will be in a position to control the Company's business and affairs. See "Security Ownership of Certain Beneficial Owners and Management." In addition, the Company's by-laws, among other things, protect officers and directors by indemnifying them against losses they may incur in legal proceedings resulting from their service to the Company. See "Management--Directors, Executive Officers and Other Significant Personnel."

7.       Risks Associated with International Sales.

         The Company, through its Labcaire Inc. subsidiary, sells numerous of its industrial products in the UK, Western Europe and elsewhere. This makes it subject to risks inherent in international business activities, including unexpected changes in regulatory requirements and the burdens of complying with a wide variety of foreign laws and regulations. As with any company generally involved in international markets, risks of political and social uncertainty are always present; however, to the extent that the Company's recent markets have been based in the United Kingdom and Western Europe, with business sources derived from the United States as well, these risks have been somewhat mitigated because of historically better records of stability in these regions. In addition, exchange rate fluctuation between English Pounds Sterling and the US dollar pose an additional business risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Currency Risk."

                                    DIVIDENDS

         No cash or other dividends have been paid upon the Company's Shares to date and none are expected in the foreseeable future since it is management policy to conserve cash for working capital purposes.

                              PRICE RANGE OF SHARES

         The Company's Common Stock is listed on the Boston Stock Exchange under the symbol "MSO" and is traded in the over-the-counter market on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") under the symbol "MSON". Trading on both the Boston Stock Exchange and on NASDAQ commenced on January 23, 1992.

         The following table sets forth the high and low bid prices for the Common Stock during the periods indicated as reported by NASDAQ. The prices reported reflect inter-dealer quotations, may not represent actual transactions, and do not include retail mark-ups, mark-downs or commissions. The trading on the Boston Stock Exchange has been very limited to date and has been at prices substantially similar to those quoted below for NASDAQ.

Fiscal 1997                                       High                Low

         First Quarter...........                4-1/4                2-7/8

         Second Quarter..........                8-3/8                3-3/8

Fiscal 1996

         First Quarter...........              $ 1-1/2              $ 21/32

         Second Quarter..........               1-5/16                  3/4

         Third Quarter...........               1-3/16                  3/4

         Fourth Quarter..........                4-5/8               1-1/64

Fiscal 1995

         Third Quarter...........                13/16                 9/16

         Fourth Quarter..........                21/32                  1/2


As of September 30, 1996, the Company had 2,800,000 shares of Common Stock outstanding and 145 shareholders of record. This does not take into account stockholders whose shares are held in "street name" by brokerage houses.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1996, and as adjusted, to give effect to the exercise of the 1,940,000 Warrants into a like number of Shares. This table should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                      September 30, 1996

                                               Consolidated          As Adjusted
                                               ------------          -----------
Long Term Debt including current portion         $173,117             $173,117

Common Shares, par value .01 per share;
10,000,000 shares authorized:

   2,800,000 Shares of Common issued
   and outstanding(1); 4,740,000 shares
   as adjusted                                     28,000               47,400

   Additional paid in capital                  11,100,793           26,194,893

   Accumulated earnings                        (7,271,128)          (7,271,128)

         Total Stockholders' Equity            $3,857,665          $18,971,165
                                               ----------          -----------

Total Capitalization                           $4,030,782          $19,144,282
                                               ==========          ===========

----------------------------------

(1) Does not include: Options to acquire 175,500 Shares outstanding under the Company's stock option plans and options to acquire 1,050,000 Shares under stock option plans and transactions which are to be presented for shareholder approval at the Company's next Annual Meeting of Shareholders.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis provides information which the Company's management believes is relevant to an assessment and understanding of the Company's results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere herein.

   All of the Company's sales to date have been derived from the manufacture and distribution of ultrasonic equipment for scientific and industrial purposes, ductless fume enclosures for filtration of gaseous emissions in laboratories, and environmental control equipment for the abatement of air pollution.

   The Company's research and development programs have, from 1987 to December 1994, emphasized development of medical devices utilizing ultrasonic technology for the removal of arterial obstructions, soft tissue aspiration, and laparoscopic surgical procedures. The medical products portion of total research and development expenses increased during the period 1990 through December 1994. To date, no revenues have been generated from the sale of medical devices and, in December 1994, the Company suspended further research and development work on these devices since outside funding, necessary to complete the project, was not available. In December 1995, the Company entered into a license agreement with Medical Device Alliance, Inc. ("MDA"), covering the further development and commercial exploitation of the Company's medical technology relating to soft tissue aspiration (see "Description of Business"). Pursuant to the agreement with MDA, the Company will receive aggregate licensing fees, over time, of approximately $500,000, plus royalties based upon net sales of such products. The Company has received $300,000 in licensing fees as of June 30, 1996. Also as part of the MDA agreement, the Company was reimbursed a maximum of $30,000 per month (commencing September 1995) for product development expenditures (as defined in such agreement). The amount of reimbursement for the year ended June 30, 1996 was $320,363. The Company continues to devote a small amount of research and development resources toward improvement of its industrial ultrasonic product line, ductless fume enclosures, and air pollution abatement and other equipment.

Results of Operations:

   The following table sets forth, for the two most recent fiscal years, the percentage relationship to net sales of principal items in the Company's Statement of Operations:

                                                     Fiscal years ended June 30,
                                                     ---------------------------
                                                            1996          1995
                                                            ----          ----
                                                              (in thousands)

Net sales..............................................    100.0%        100.0%
Cost of goods sold.....................................     52.3          54.2
                                                           -----         -----

Gross Profit...........................................     47.7          45.8
                                                           -----         -----

Selling & administrative expenses......................     41.8          42.5
Research & development expenses-medical products.......       .4           7.4
Research & development expenses-industrial products....      1.6           2.1
Restructuring costs....................................       .0           4.9
                                                           -----         -----

Total operating expenses...............................     43.8          56.9
                                                           -----         -----
Income (loss) from operations..........................      3.9         (11.1)
Other income...........................................       .7            .3
                                                           -----         -----

Net income (loss) before minority interest.............      4.6         (10.8)
Minority interest......................................      (.7)           .1
                                                           -----         -----
Net income (loss)......................................      3.9         (10.9)
                                                           =====         =====

The following table provides a breakdown of net sales by major category for the periods indicated:

                                                     Fiscal years ended June 30,
                                                     ---------------------------
                                                            1996          1995
                                                            ----          ----
                                                             (in thousands)

Ultrasonic products....................................    $2,632        $2,575
Scrubbers..............................................     1,156         1,081
Ductless fume enclosures...............................     6,125         4,896
                                                           ------        ------
    Net sales..........................................    $9,913        $8,552
                                                           ======        ======


The following table provides a breakdown of foreign sales by geographic area during the periods indicated:

                                                     Fiscal years ended June 30,
                                                     ---------------------------
                                                            1996         1995
                                                            ----         ----
                                                             (in thousands)

Canada & Mexico........................................    $   95        $   71
Europe.................................................     4,533         3,860
Asia...................................................       703           424
Middle East............................................       146            67
Other..................................................       166            62
                                                           ------        ------
                                                           $5,643        $4,484
                                                           ======        ======

Fiscal years ended June 30, 1995 and 1996

Net Sales. Net sales increased by $1,361,452 (15.9%) between the fiscal year ended June 30, 1995 and the fiscal year ended June 30, 1996 from $8,551,684 to $9,913,136.

         The Company's largest product category, fume enclosures, increased by $1,229,000 or 25.1% in the fiscal year ended 1996 due to increased marketing efforts for its domestic products and the continued success of Labcaire's Autoscope which was added to the fume enclosure product line in fiscal 1995.

         Ultrasonic products include the Sonicator liquid processor and cell disrupter systems, ultrasonic cleaners, related accessories, and repair and service. The small increase of $57,000 or 2.2% in sales of ultrasonic products in fiscal 1996 reflects the fact that the Sonicator is a mature product.

         The increase of $75,000 or 6.9% in scrubber sales between fiscal 1995 and fiscal 1996 was due to increased marketing efforts for the microelectronics industry.

         During fiscal 1995 and fiscal 1996 the Company had foreign net sales of $4,483,764 and $5,643,101, respectively, representing 52% and 57% of net sales for such years, respectively. This increase is principally due to Labcaire's increased sales volume in fiscal 1996 over fiscal 1995, increasing to $4,711,667 from $3,920,400.

Gross profit. There was an increase in overall gross profit margin to 47.7% in fiscal 1996 from 45.8% in fiscal 1995 because of economies of scale resulting from increased sales volume, sales of higher gross profit products, and various product price increases.


Selling and general and administrative expenses. There was a 14% increase, from $3,632,151 to $4,139,183, in SG&A expenses from fiscal 1995 to fiscal 1996 owing in part to higher commissions on increased sales volume and the hiring of additional executive and other employees. This resulted in a decrease of these expenses to 41.8% of net sales in fiscal 1996 compared to 42.5% in fiscal 1995.

Research and development expenses. Medical product research and development expenses were $629,837 in fiscal 1995 and $42,933 in fiscal 1996. The decrease in medical product R&D expenses was principally due to the fact that in December 1994, the Company suspended further research and development work in connection with its medical devices because outside funding, necessary to complete the project, was not available. Industrial product R&D expenses were $182,452 in fiscal 1995 and $161,253 in fiscal 1996.

Interest expense. Interest expense was $32,780 in fiscal 1995 and $41,529 in fiscal 1996. This increase was due to an increased level of borrowing by Labcaire during the fiscal year.

Option/license Fees. The Company initially received $50,000 upon entering into an option agreement with Medical Device Alliance, Inc.("MDA"), leading to a ten year licensing agreement. As part of this agreement, the Company received $300,000 in licensing fees, of which $19,167 has been recorded as income during fiscal 1996.

Net operating losses. The Company has accumulated approximately $6,956,000 of net operating losses as of December 31, 1996, which may be used to reduce taxable income and income taxes in future years. The utilization of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryfor-wards. The carryforwards begin to expire in fiscal year 2002 and will continue to expire through fiscal year 2011. Additionally, based on ownership changes resulting from the Company's 1992 public offering, as well as historical issuances of common stock and warrants, it is expected that the annual utilization of the otherwise available pre fiscal 1992 net operating loss carryforwards will be restricted.

Results of Operations

Three months ended September 30, 1996 and 1995

Net Sales: Net sales, which relate to the Company's medical, scientific and industrial products, increased $686,608 (32.6%) from $2,103,226 in the three months ended September 30, 1995 to $2,789,834 in the three months ended September 30, 1996 reflecting continued demand for the Company's industrial and scientific products and the first sales of the Company's ultrasonic soft tissue aspirator to MDA. Parent company sales for the three months ended September 30, 1996 increased 48% while sales at the Company's foreign subsidiary increased

14%. The Company's backlog of unfilled orders increased from $631,157 at September 30, 1995 to $1,966,372 at September 30, 1996.

Gross Profit: Gross profit increased from 44.9% of sales in the three months ended September 30, 1995 to 51.3% of sales in the three months ended September 30, 1996 primarily due to the onset of medical device sales, significant growth in the domestic sales of the Company and economies of scale relative to this growth.

Selling, General and Administrative Expenses: Selling, general and administrative expenses increased from $980,172 (46.6 % of sales) in the three months ended September 30, 1995 to $1,083,813 (38.8% of sales) in the three months ended September 30, 1996. This dollar increase relates to sales costs associated with higher sales volume and hiring of additional personnel.

Research and Development Expenses: Medical product research and development expenses were $6,456 in the three months ended September 30, 1996 as compared to $0 in the three months ended September 30, 1995. The slight increase is due to non-funded development costs associated with the Company's medical devices. Industrial product research and development expenses were $55,089 in the three months ended September 30, 1995 and $28,750 in the three months ended September 30, 1996.

Other Income (Expense): Other income during the three months ended September 30, 1995 was $20,727. During the three months ended September 30, 1996, other income was $113,892. This increase was principally due to the $100,000 option fees received from United States Surgical Corporation upon the latter's signing the option agreement for the Company's ultrasonic medical technology.

Net Operating Losses: The Company has accumulated approximately $6,956,000 of net operating losses as of September 30, 1996, which may be used to reduce taxable income and income taxes in future years. The utilization of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carryforwards begin to expire in fiscal year 2002 and will expire through fiscal year 2011. Additionally, based on ownership changes resulting from the offering completed in January 1992, as well as historical issuances of common stock and warrants, it is expected that the annual utilization of the otherwise available pre-offering net operating loss carryforwards will be limited by the provisions of Section 382 of the Internal Revenue Code as amended.

Liquidity and Capital Resources: At September 30, 1996, the Company had a cash balance of $1,048,278 and investments held to maturity of $469,324. One hundred thousand dollars of this amount was derived from the signing of the option agreement discussed in Note 4 of the Financial Statements included herewith. This compares with the cash balance of $1,153,999 and investments held to maturity of $353,053 at June 30, 1996. Inventories have increased during this period from $1,202,314 to $1,503,124 reflecting, in part, the establishment of an inventory for the ultrasonic soft tissue aspirator.

         In addition, the Company has a revolving credit facility, which expires on June 30, 1997, in the amount of $500,000 available to the Company for short-term borrowings and letters of credit. Borrowings under the facility bear interest at prime plus 2% and are collateralized by a security interest in all assets of the Company. While there are no outstanding borrowings under this facility, the Company has utilized a portion of it to generate a standby letter of credit in the amount of approximately $300,000, which guarantees a portion of the credit facility of its subsidiary Labcaire Systems Ltd. In October 1996, the Company was released from this standby letter of credit since Labcaire was able to secure its credit facility based upon their own creditworthiness.

         A revolving credit facility from a U.K. bank in the amount of approximately $560,000 is available to Labcaire for short term borrowings. This facility expires in August 1997 when all unpaid principal and interest is due. This facility bears interest at U.K. prime plus 2% and is collateralized by a security interest in all the assets of Labcaire, a guarantee by Misonix, and a guarantee by Labcaire's directors. As of September 30, 1996, $540,919 was outstanding under this facility.

         The Company believes that its existing capital resources will enable it to maintain its current and planned operations for at least 12 months from the date hereof.

Currency Risk:

         Approximately 48% of the Company's revenues in fiscal 1996 were received in English Pounds. To the extent that the Company's revenues will be generated in English Pounds, for purposes of its reporting its financial position, its operating results will be converted into US Dollars. A strengthening of the English Pound, in relation to the US Dollar, will have the effect of increasing its reported revenues and profits, while a weakening of the English Pound will have the opposite effect. Since the Company's operations in England generally set prices and bids for contracts in English Pounds, a strengthening of the English Pound, while increasing the value of its UK assets, might place the Company at a pricing disadvantage in bidding for work from manufacturers based overseas.

Other:

         In the opinion of management, inflation has not had a material effect on the operations of the Company.

Forward Looking Statements:

         This Prospectus contains certain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements included in this Prospectus will prove to be accurate. Factors that could cause actual results to differ from the results specifically discussed in the forward looking statements include, but are not limited to, those discussed in "Risk Factors." In light of the significant uncertainties inherent in the forward looking statements included herein, the inclusion of information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                    BUSINESS

General

         MISONIX, INC. (the "Company") is a New York corporation which, through its predecessors, was first organized in 1959. The Company designs, develops, manufactures and markets ultrasonic equipment for scientific and industrial applications, ductless fume enclosures for filtration of gaseous contaminates, and environmental control products for the abatement of air pollution, as well as medical devices. Other products manufactured or distributed by the Company include ultrasonic cleaners and spray nozzles. The Company previously designed and developed medical devices using ultrasonic technology but had to suspend further development work on these devices in December 1994, when the Company's Board of Directors formally approved a plan to suspend such research and development since outside funding, necessary to complete the project, was not available. A restructuring charge was recorded at that time to reflect the estimated cost of suspending this portion of the Company's operations. Although the Company suspended its research and development activities related to its medical devices, it retained ownership rights in its various patents and related technologies. It continued its efforts to sell or license the rights to the technology or attract a joint venture partner to fund the future development of one or more of these devices. The Company was successful in December 1995 and entered into a license agreement with Medical Device Alliance, Inc.("MDA"), giving MDA exclusive world-wide marketing and sales rights for the Company's ultrasonic soft tissue aspiration medical device (see "Medical Products").

Scientific and Industrial Products

         The Company's current revenue-producing activities consist of the manufacture and sale of the Sonicator(Registered) ultrasonic liquid processor and cell disruptor, the distribution of other ultrasonic equipment for scientific and industrial purposes, the manufacture and sale of Mystaire(Registered) ductless fume enclosures for filtration of gaseous contaminants and the manufacture and sale of Mystaire scrubbers for the abatement of air pollution.

         The Sonicator is used in laboratories as a biological cell and tissue disruptor and for the preparation of substances used to target drug delivery in the body and certain agents used to visualize the circulatory system non-invasively. In analytical chemistry, ultrasonic processors such as the Sonicator remove gases from solvents and prepare samples for chemical analysis. Similar procedures are used in biotechnology in the production of medications and chemicals. The Sonicator is also used in the acceleration of chemical reactions and the extraction of proteins from cells such as E.coli and yeast. Sonication can strip away the outer coating of a virus and fragment DNA for immunological studies. It is also widely applied in manufacturing pharmaceuticals, fuel/oil emulsions, homogenizing pigments and dyes and improving the quality and consistency of these products. Additional uses of the Sonicator are, among others, quality control, including the dispersion of black carbon in the ink industry, improving polymer films, degassing carbonated beverages, beer, wines and spirits, and solvents.

         In addition to the Sonicator, the Company also manufactures and sells an ultrasonic spray nozzle, marketed under the name Sonimist(Registered), and distributes ultrasonic cleaners, marketed under the names Astrason(Registered) bench-top cleaner and Astramax(Registered) industrial ultrasonic cleaner. The Sonimist ultrasonic spray nozzles are used for, among other things, coating, cleaning, cooling and disinfecting products in the food, pharmaceutical, paint, chemical, electronic, environmental and printing industries. Ultrasonic cleaners are marketed to research and industrial laboratories to remove various contaminants, such as radioactive particles, proteins, rust, blood and oil, from laboratory equipment.

         The Mystaire fume enclosure is a ductless filtration and containment hood which is portable and easy to install. It eliminates the duct work that is otherwise necessary for exhausting to the outside air. The enclosure is sold to clinical, research, and industrial laboratories for various industrial purposes. Laboratory applications include working with organic solvents and radioisotopes, chemical storage, chemical dispensing, pathology and histology. Industrial markets for the product line include the pharmaceutical, semiconductor manufacturing, and asbestos containment industries. The Mystaire air purifier is a general purpose recirculating system with activated carbon filters that purify air and remove airborne fumes, odors, and particulates. A new product, the Forensic Evidence Cabinet, is being marketed to crime labs, medical examiners, and police stations. Its primary use is to insure proper storage and minimize cross contamination as well as protect staff from exposure to airborne pathogens during storage of evidence.

         The Mystaire scrubber is an air pollution abatement system which removes difficult airborne contaminants emitted from laboratory, industrial and sewage treatment processes. The scrubber operates on a broad range of contaminants and is particularly effective on gaseous contaminants such as sulfur oxides. The Company also manufactures a range of "point of use" scrubbers for the microelectronics industry. This equipment eliminates low levels of toxic and noxious contaminants arising from silicon wafer production.

         The Company owns an 81.4% interest in Labcaire Systems Ltd. ("Labcaire"), a United Kingdom company formed in February 1992 with its principal place of business in Clevedon, England. The balance of the capital stock of Labcaire is owned by four directors who had the right, under a purchase agreement (the "Agreement"), to require the Company to repurchase such shares at a price equal to its pro rata share of 8.5 times Labcaire's earnings before interest, taxes and management charges for the proceeding fiscal year. In June 1996, this Agreement was amended and each of the four directors agreed to sell one-seventh of his total holding of Labcaire shares to the Company in each of the next seven consecutive years, commencing with fiscal year 1996. The price to be paid by the Company for these shares is based on the formula outlined in the Agreement. Pursuant to the Agreement, 9,284 shares (2.65%) of Labcaire common stock will be purchased by the Company for (pounds)62,388 (approximately

$93,582). The effective date of this transaction was October 1996. Labcaire's business consists of designing, manufacturing, and marketing air handling systems for the protection of personnel, products and the environment from airborne hazards. Labcaire is the European distributor of the Company's ultrasonic scientific and industrial products. The present management of Labcaire consists of four executives with experience in chemical containment and air handling technologies. Labcaire manufactures class 100 biosafety hazard enclosures, used in laboratories to provide sterile environments and protect lab technicians from airborne contaminants, and class 100 laminar flow enclosures. Labcaire also manufactures the Company's ductless fume enclosures for the European market and sells the enclosures under its tradename. Labcaire has developed and now manufactures and sells an automatic endoscope disinfection system (Autoscope). The Autoscope disinfects and rinses several endoscopes while abating the noxious disinfectant fumes.

Medical Products

           Although the Company suspended its research and development activities related to its medical devices, in December 1994, it retained ownership rights in its various patents and related technologies. It has continued its efforts to sell or license the rights to the technology or attract a joint venture partner to fund the future development of one or more of these devices. The Company was successful in December 1995 and entered into a license agreement with Medical Device Alliance, Inc. ("MDA"), giving MDA exclusive world-wide marketing and sales rights for the Company's ultrasonic soft tissue aspiration medical device. Pursuant to the License Agreement, the Company will receive aggregate licensing fees, over time, of approximately $500,000, plus royalties based upon net sales of such products. The Company has received $300,000 in licensing fees, as of June 30, 1996. Also as part of the MDA agreement, the Company was reimbursed a maximum of $30,000 per month (commencing September 1995) for product development expenditures (as defined in the MDA agreement). The amount of reimbursement for the year ended June 30, 1996 was $320,363. This license deals with, among other matters, the Company's patent for a liposuction apparatus granted in May, 1995 and its 510(K) approval from the United States Food and Drug Administration to market and sell a device for ultrasonic tissue aspiration. The Company has settled the dispute (as discussed in prior filings) with the two individuals who are joint inventors, with the Company's founder, of the Patent for a Liposuction Method and Apparatus. As a result, they have reconfirmed their assignment, and in return, the Company has reestablished the original payment agreement which gives the two inventors a 5% royalty on revenues covered, including those received from the MDA license. In addition to the Company's medical technology related to soft tissue aspiration, the Company has previously designed other medical devices which were at various stages of development when the Company's restructuring plan was implemented in December 1994. The Company is seeking to commercially exploit and further develop certain of these devices.


Recent Developments

         On October 18, 1996, the Company announced that it has entered into an exclusive license agreement with United States Surgical Corporation ("USS") for Misonix's ultrasonic cutting technology, which uses high frequency sound waves to coagulate and divide tissue for both open and laparoscopic surgery. The license agreement provides USS with the exclusive worldwide marketing and sales rights for this technology. The license agreement provides for a payment of $300,000 to the Company on signing and an additional $200,000 based upon certain milestones over the next year, plus royalties based upon net sales of such products.

Market and Customers

         The largest market for the Company's Sonicator includes research and clinical laboratories worldwide. In addition, the Company has expanded its sales of the ultrasonic processor into industrial markets such as paint, pigment, ceramic and pharmaceutical manufacturers.

         The Company views a wide range of industries as prospective customers for its pollution abatement scrubbers. Scrubbers are usable in any industry or environment in which airborne contaminants are created.

         The market for the Company's ductless fume enclosures includes laboratory or industrial environments in which workers may be exposed to noxious fumes or vapors. The products are suited to laboratories in which personnel perform functions which release noxious fumes or vapors (including hospital and medical laboratories), industrial processing (particularly involving the use of solvents) and soldering and other general chemical processes. The products are particularly suited to users in the pharmaceutical, semiconductor, biotechnology, and forensic industries.

         The Company relies on manufacturing representatives, distributors, direct salespersons and catalogue listings for the marketing of its scientific and industrial products. The Company currently sells through more than 10 manufacturing representatives and distributors in the United States. The Company currently employs 3 direct sales persons who operate outside the Company's offices and conduct direct marketing on a regional basis and 2 product managers, 1 sales specialist, and a vice-president of sales and marketing who work in the Company's offices. Approximately nine percent of its sales are through catalogue distributors. The Company's sales efforts include advertising and participating in trade shows. The Company relies on MDA for marketing its ultrasonic soft tissue aspiration medical device and, with respect to any other potential ultrasonic medical devices, will likely seek and rely upon other joint venture partners.

         In fiscal 1996, approximately 57% of the Company's net sales were to foreign markets. Labcaire, a subsidiary of the Company, acts as the European distributor of the Company's scientific and industrial products and manufactures and sells the Company's fume enclosure line as well as its own range of laboratory environmental control products. Sales by the Company in other major industrial countries are made through distributors.

Manufacturing and Supply

         The Company manufactures and assembles the majority of its scientific and industrial products at its production facility located in Farmingdale, New York. The Company's products include components manufactured by other companies in the United States. The Company believes that it will not encounter difficulty in obtaining materials, supplies and components adequate for its anticipated short-term needs. The Company is not dependent upon any single source of supply and has no long-term supply agreements.

         Labcaire manufactures and assembles its products at its facility located in Clevedon, England. It is not dependent upon any single source of supply and has no long-term supply agreements.

Competition

         Competitors in the ultrasonic industry for industrial products range from large corporations with greater production and marketing capabilities to smaller firms specializing in single products. The Company believes that its significant competitors in the manufacture and distribution of industrial ultrasonic devices are Branson Sonic Power, a division of Emerson Electric Co., and Sonics & Materials, Inc. In addition, the Company is aware of at least four other manufacturers of ultrasonic liquid processors. It is possible that other companies in the industry are currently developing products with the same capabilities as those of the Company. The Company believes that the features of its Sonicator and the Company's customer assistance in connection with particular applications give the Sonicator a competitive advantage over comparable products.

         Competitors in the air pollution abatement industry range from large, multi-national corporations with greater production and marketing capabilities to small firms specializing in single products. The Company competes with other entities whose financial resources are substantially greater and, in many cases, whose share of the air pollution abatement market is significant. The Company believes that its principal competitors in the manufacture and distribution of scrubbers are The Ceilcote Company, Inc., Duall Division, a division of Met-Pro Corporation, and Croll-Reynolds Company, Inc. The principal competitor for the ductless fume enclosure is Captair, Inc. The Company believes that specific advantages of its scrubbers include efficiency, price and customer assistance and that specific advantages of its fume enclosures include efficiency and other product features, such as durability and ease of operation.


         Competition in the medical and medical device industry is rigorous with many companies having huge capital resources, research laboratories and distribution systems in excess of the Company's. Accordingly, the Company believes participation in this field is only feasible if it enters into strategic alliances and/or joint ventures with other entities having greater experience and resources for use in this field.

Patents, Trademarks, Trade Secrets and Licenses

         The Company owns United States trademark registrations for the following marks: Mystaire, Waterweb, Sonimist, Astrason and Astramax. Pursuant to a royalty free license agreement with an unaffiliated third party, the Company has the right to use the trademark

"Sonicator" in the United States. The Company also owns trademark registrations for Mystaire in both England and Germany.

         In May 1990, the United States Patent and Trademark Office (the "U.S. Patent Office") issued a patent relating to the Alliger System for applying ultrasonic forces on clots and plaque in human arteries using a generator, transducer and titanium wire.

         In June 1991, the U.S. Patent Office issued a patent relating to the Company's environmental control product line for introducing ozone and liquid into the cavitation zone for an ultrasonic probe.

         In July 1991, the U.S. Patent Office issued a patent relating to the Company's environmental control product line for the intimate mixing of ozone and contaminated water for the purpose of purification.

         In September 1993, the U.S. Patent Office issued a patent relating to the Company's Alliger System for reducing transverse motion in its catheters.

         In April 1994 and August 1995, the U.S. Patent Office issued two patents relating to the Company's Alliger System for a catheter with collapsible wire guide.

         In December 1994, the U.S. Patent Office issued a patent relating to the Company's liposuction system and its ultrasonic industrial products for an electromechanical transducer device.

         In March 1995, the U.S. Patent Office issued a patent relating to the Company's Alliger System for an ultrasonic device with sheath and transverse motion damping.

         In May 1995, the U.S. Patent Office issued a patent relating to the Company's liposuction apparatus and associated method. The Company has settled the dispute with the two individuals who are joint inventors, with the Company's founder, of this patent (see "Medical Products").

         In November 1995, the U.S. Patent Office issued a patent relating to the method of making an electromechanical transducer device to be used in conjunction with the soft tissue aspiration system and the Company's ultrasonic industrial products.

         In May 1996, the U.S. Patent Office issued a patent relating to an ultrasonic atomizing device which is used in the Company's industrial products.

         In June 1996, the U.S. Patent Office issued a patent relating to an ultrasonic lipectomy probe to be used with the soft tissue aspiration technology.

Backlog

         As of June 30, 1996, the Company's backlog, including Labcaire, relating to industrial products was approximately $1,800,000 as compared with approximately $634,000 as at June 30, 1995. Historically, backlog has not been a meaningful indication of future sales.

Employees

         As of September 30, 1996 the Company, including Labcaire, employed a total of 83 full-time people, including 16 in management and supervisory positions. The Company considers its relationship with its employees to be satisfactory.

Properties

         The Company occupies approximately 34,000 square feet at 1938 New Highway, Farmingdale, New York, under a lease expiring on April 30, 1998. The rental amount, which is approximately $20,000 per month, includes a pro rata share of real estate taxes, water and sewer charges, and other charges which are assessed on the leased premises or the land upon which the leased premises are situated. Labcaire occupies approximately 12,000 feet, at 15 Hither Green, Clevedon, England, under a lease expiring July 20, 1999. The rental amount is approximately $4,000 per month with a pro rata share of local taxes and water and sewer charges billed separately. Both properties are in good condition.

                                   MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.

         The Company currently has four Directors. Their term expires at the Annual Meeting and all four are standing for reelection for a term of one year. The following tables contains information regarding all Directors and executive officers of the Company:

                                                              Director
Name                  Age     Principal Occupation             Since
----                  ---     --------------------            --------

Gary Gelman           49      Chairman of the Board             1995
                              of Directors

Joseph Librizzi       58      Director, President,              1975
                              Chief Executive Officer,
                              Treasurer and Secretary

Peter Gerstheimer     47      Vice President and
                              Chief Financial Officer            --

Ronald Manna          42      Vice President - Operations        --

Howard Alliger        69      Director                          1971

Arthur Gerstenfeld    68      Director                          1992


The following is a brief account of the business experience for the past five years of the Company's Directors and officers:

Gary Gelman, the founder of American Claims Evaluation, Inc., a publicly traded company engaged in auditing hospital bills and providing vocational rehabilitational counseling, has been Chairman of the Board and a Director of that company for more than ten years. Since 1973, Mr. Gelman has also been President and a principal of American Para Professional Systems, Inc., which provides nurses who perform physical examinations of applicants for life and/or health insurance for insurance companies. He received a B.A. Degree from Queens College. In March 1996, Mr. Gelman became Chairman of the Board of the Company.

Joseph Librizzi became President and Chief Executive Officer of the Company in March 1995. Prior to this he was Executive Vice President, Chief Operating Officer, Treasurer and Secretary of the Company since September 1991. Dr. Librizzi was previously President of the Company (prior to the merger between the Company and Sonic Needle Corp.) from 1986 to September

1991. Dr. Librizzi holds a doctorate in applied mechanics and aerospace engineering from Polytechnic Institute of Brooklyn.

Peter Gerstheimer became Vice President and Chief Financial Officer of the Company in September 1992. From December 1984 to September 1992, he was Vice President of Finance at Thermex-Thermatron, Inc., a manufacturer of high-frequency electronic heat sealing and processing equipment. Previously, he served as Treasurer and Controller of LogiMetrics, a manufacturer of electronic test components and systems for military and non-military use. Mr. Gerstheimer is a licensed certified public accountant in the State of New York and was a senior accountant at Touche Ross & Co. Mr. Gerstheimer holds a B.A. Degree from Hofstra University.

Ronald Manna became Vice President - Operations of the Company in September 1989. For more than three years prior thereto, Mr. Manna served as the Director of Engineering of the Company. Mr. Manna holds a B.S. Degree in mechanical engineering from Hofstra University.

Howard Alliger has served since 1955 as the sole proprietor or as the Chairman of the Board of Directors of the Company and its predecessors. In March 1996, Mr. Alliger resigned as Chairman of the Board of Directors while remaining on the Board. Mr. Alliger holds a B.A. degree in economics from Allegheny College and attended Cornell University's School of Engineering. He has received 15 patents, has published various papers on ultrasonic technology and, for the three years ended in June 1991, was the President of the Ultrasonic Industry Association.

Arthur Gerstenfeld is a Professor at Worcester Polytechnic Institute and Director of its Advanced Automation Technology Program. He is also the President of UFA, Inc. a manufacturer of air traffic control simulation systems, and has served in that capacity since 1980. Dr. Gerstenfeld received a B.M.E. from Rensselaer Polytechnic Institute in 1950 and an M.S. and Ph.D. from the Massachusetts Institute of Technology in 1966 and 1967, respectively.

Based upon an examination of public filings, the Company believes all reports required under Section 16(a) of the Securities and Exchange Act of 1934 have been filed on a timely basis.

Executive Compensation.

         The following table sets forth for the fiscal years indicated the compensation paid by the Company to its Chief Executive Officer and each of the four other highest paid executive officers with annual compensation exceeding $100,000:


                           Summary Compensation Table

                              Annual Compensation (1)    Long Term Compensation
                              -----------------------    ----------------------
                                                                Awards
Name and                                                       Underlying
Principal Position            Fiscal Year    Salary         Options/SARS (#)
------------------            -----------   --------        ----------------
Joseph Librizzi, President       1996       $183,971               ---
Chief Executive Officer,         1995        135,000               ---
Treasurer and Secretary          1994        135,000               ---

------------------------
(1) No other annual compensation is shown because the amounts of perquisites and other non-cash benefits provided by the Company do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

Employment Agreements

        On September 1, 1995, the Company entered into an employment agreement with Dr. Librizzi, who is employed as President and Chief Executive Officer. The agreement provides for an annual salary of $160,000 plus a bonus measured by pretax operating earnings. Dr. Librizzi receives additional benefits that are generally provided to other employees of the Company. The agreement was renewed in July 1996 and expires on August 31, 1997. It is automatically renewed for a successive one year term unless the Company or the executive elects not to renew.

        In conformity with the Company's policy, all of its Directors, officers and employees execute confidentiality and nondisclosure agreements upon the commencement of employment with the Company. The agreements generally provide that all inventions or discoveries by the employee related to the Company's business and all confidential information developed or made known to the employee during the term of employment shall be the exclusive property of the Company and shall not be disclosed to third parties without prior approval of the Company. Messrs. Librizzi, Gerstheimer, and Manna also have agreements with the Company which provide for the payment of six months severance upon their termination for any reason including a change in control of the Company. The Company's employment agreement with Dr. Librizzi also contains non-competition provisions that preclude him from competing with the Company for a period of one year from the date of his termination of employment unless his employment is terminated by the Company without cause.

Option Exercises in Last Fiscal Year and Year-end Values

        No options were exercised by any executive officer named in the Summary

Compensation Table during the fiscal year ended June 30, 1996. The following table contains information concerning the number and value, at June 30, 1996, of unexercised options held by executive officers named in the Summary Compensation
Table:

                    Number of Unexercised        Value of Unexercised
                    Options Held at Fiscal       In-the-Money Options
                    Year-End                     Held at Fiscal Year-End
     Name           (Exercisable/Unexercisable)  (Exercisable/Unexercisable)(1)
     ----           ---------------------------  ------------------------------
Joseph Librizzi            60,000/0                      $172,500/0

--------------------------------
(1) Fair market value of underlying securities (the closing price of the Company's Common Shares on the National Association of Securities Dealers Automated Quotation System) at fiscal year end (June 30, 1996) minus the exercise price.

Stock Options

         In September 1991, in order to attract and retain persons necessary for the success of the Company, the Company adopted a stock option plan (the "Plan") which, as amended, covers up to 250,000 of the Company's Common Shares. Pursuant to the Plan, officers, Directors, consultants and key employees of the Company are eligible to receive incentive and/or non-incentive stock options. The Plan, which expires on December 31, 2003, is administered by the Board of Directors with the right to designate a committee. The selection of participants, allotments of shares, determination of price and other conditions relating to options will be determined by the Board of Directors, or a committee thereof, in its sole discretion. Incentive stock options granted under the Plan are exercisable for a period of up to ten years from the date of grant at any exercise price which is not less than the fair market value of the Common Shares on the date of the grant, except that the term of an incentive stock option granted under the Plan to a shareholder owning more than 10% of the outstanding Common Shares may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Shares on the date of grant. At June 30, 1996, options to purchase 250,000 shares were outstanding under the plan at $ .75 to $6.50 per share and no options had been exercised.

Compliance with Section 16(a) of the Securities Exchange Act

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers, Directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission (the "SEC"), the Boston Stock Exchange, and the National Association of Securities Dealers, Inc.

(the "NASD"). These Reporting Persons are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC and NASD. Based solely on the Company's review of the copies of the forms it has received, the Company believes that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth as of January 2, 1997 certain information with regard to ownership of the Company's Common Shares by (i) each beneficial owner of more than 5% of the Company's Common Shares; (ii) each Director and nominee for Director; (iii) each executive officer named in the "Summary Compensation Table" below; and (iv) all executive officers and Directors of the Company as a group. Unless otherwise stated, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them.

                                          Common Shares           Percent
Name and Address(1)                       Beneficially Owned      of Class

Howard Alliger                                728,072(2)           25.0%

Joseph Librizzi                               161,661(3)            5.5%

Gary Gelman                                   337,930(4)           11.6%

Arthur Gerstenfeld                             26,300(5)             *

All executive officer and Directors as
a group (seven persons)                     1,331,266(6)           45.7%

--------------------
*Less than 1%

(1) The business address of each of the named individuals in this table is c/o MISONIX, INC., 1938 New Highway, Farmingdale, New York 11735.

(2) Includes 27,000 Common Shares held by Mr. Alliger's daughter, of which he disclaims all beneficial interest, but does not include options for 50,000 Common Shares which are to be voted upon at the Annual Meeting.

(3) Includes 60,000 Common Shares which Dr. Librizzi has the right to acquire upon exercise of stock options which are currently exercisable, but does not include options for 40,000 Common Shares which are to be voted upon at the Annual Meeting.

(4) Does not include options for 459,000 Common Shares which are to be voted upon at the Annual Meeting.

(5) Includes 2,000 Common Shares which Mr. Gerstenfeld has the right to acquire upon exercise of stock options which are currently exercisable, but does not include options for 10,000 Common Shares which are to be voted upon at the Annual Meeting.


(6) Includes the Common Shares indicated in notes (2), (3), and (5) but does not include options for 569,000 Common Shares to be voted upon at the Annual Meeting.

                            DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 10,000,000 Shares, par value $0.01 per share. As of September 30, 1996, there were 2,800,000 shares of common stock outstanding.

Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of the Directors of the Company and holders of the remaining shares by themselves cannot elect any Directors. The holders of Common Stock will not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable.

Preferred Stock

The Company's authorized Preferred Stock consists of 2,000,000 shares, par value $ 1.00 per share. The Company's Restated Certificate of Incorporation grants the Board of Directors the authority to issue by resolution shares of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the rate or rates at which, and the other terms and conditions on which, dividends shall be payable; whether and on what terms the shares constituting any series shall be redeemable, subject to sinking fund provisions, or convertible or exchangeable into securities of the Company and the liquidation preferences, if any, of such series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of Preferred Stock that would have the right to vote, separately or with any other series of Preferred Stock, on any other proposed amendment to the Company's Restated Certificate of Incorporation or any other proposed corporate action, including business combinations and other transactions. The Board of Directors currently does not contemplate the issuance of any Preferred Stock and is not aware of any pending or proposed transactions that would be affected by such issuance.

The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue the Preferred Stock without stockholder approval and with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. There are no agreements or understandings for the issuance of Preferred Stock and the Board of Directors has no present intention to issue any Preferred Stock.

Warrants

The Warrants are issued in registered form pursuant to an agreement, dated January 23, 1992 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

One Warrant represents the right of the registered holder to purchase one Share at an exercise price of $7.80 per Share, subject to adjustment (the "Purchase Price"). The Warrants will be entitled to the benefit of adjustments in the Purchase Price and in the number of Shares and/or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization consolidation or merger. The Company has the right to reduce the Purchase Price or increase the number of Shares issuable upon the exercise of the Redeemable Warrants.

Unless previously redeemed, the Warrants may be exercised at any time prior to the close of business on February 3, 1997 (the "Expiration Date"). On and after the Expiration Date, the Warrants become wholly void and of no value. The Company may at any time extend the Expiration Date of all outstanding Warrants for such increased period of time as it may determine. The Warrants may be exercised at the office of the Warrant Agent.

The Company has the right at any time after January 23, 1993 to redeem the Redeemable Warrants in whole for cancellation at a price of $0.10 each, by written notice mailed 30 days prior to the redemption date to each Warrantholder at his address as it appears on the books of the Warrant Agent; provided, however, that the Company does not have the right to call for redemption any of the Redeemable Warrants underlying the Underwriter's Warrants. Such notice may only be given within 1O days following any period of 20 consecutive trading days during which the high closing bid price of the Shares (if then traded on the NASDAQ National Market System or on a national securities exchange) exceeds $9.75 per share, subject to adjustments for stock dividends, stock splits and the like. If the Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable Shares.

No holder, as such, of Warrants shall be entitled to vote or receive dividends or be deemed the holder of Shares for any purpose whatsoever until such Warrants have been duly exercised and the Purchase Price has been paid in full.

Shares Eligible for Future Sale

The Company has outstanding 2,800,000 Shares, without taking into account Shares issuable upon exercise of outstanding options, the Underwriter's Warrants or the Warrants referred to in this Prospectus. Of such Shares, approximately 920,677 Shares (the "Restricted Shares") were issued and sold by the Company in private transactions three or more years ago based upon one or more exemptions contained in the Securities Act.

In general, under Rule 144 as currently in effect, any person (or persons whose Shares are aggregated), including persons deemed to be affiliates of the Company, whose restricted securities have been fully paid for and held for at least two years from the later of the date of issuance by the Company or acquisition from an affiliate, may sell such securities in brokers' transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1% of the then outstanding Shares or the average weekly trading volume of the Sharesin the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company and their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule, in accordance with Rule 144(k).

Transfer Agent

The Company's transfer and warrant agent is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                                   LITIGATION

       The Company is not involved in any material litigation.

                                  LEGAL MATTERS

       The validity of the Shares being offered hereby, which is being issued pursuant to the laws of New York, will be passed upon for the Company by Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022-1987.

                                     EXPERTS

       The consolidated financial statements of Misonix, Inc. and subsidiaries at June 30, 1996 and for each of the two years in the period then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          Index to Financial Statements

Audited Consolidated Financial Statements for Year Ended June 30, 1996
----------------------------------------------------------------------

Report of Independent Auditors..........................................F-2

Consolidated Balance Sheet-June 30, 1996................................F-3

Consolidated Statements of Operations-Years
  Ended June 30, 1996 and 1995..........................................F-4

Consolidated Statements of Stockholders'
  Equity-Years Ended June 30, 1996 and 1995.............................F-5

Consolidated Statements of Cash Flows-Years
  Ended June 30, 1996 and 1995..........................................F-6

Notes to Consolidated Financial Statements..............................F-7

Unaudited Consolidated Financial Statements for Three Months ended September 30, 1996

Consolidated Balance Sheet September 30, 1996(Unaudited)...............F-20

Consolidated Statements of Operations
  Three months ended September 30, 1996 and 1995 (Unaudited)...........F-21

Consolidated Statements of Cash Flows Three months
  ended September 30, 1996 and 1995 (Unaudited) .......................F-22

Notes to Consolidated Financial Statements.............................F-23

                         Report of Independent Auditors

The Board of Directors and Stockholders
Misonix Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Misonix, Inc. and Subsidiaries (the "Company") as of June 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Misonix, Inc. and Subsidiaries at June 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Melville, NY
August 9, 1996

                         Misonix, Inc. and Subsidiaries

                           Consolidated Balance Sheet

                                 June 30, 1996

Assets
Current assets:

  Cash and cash equivalents                                   $ 1,153,999
  Investments held to maturity                                    353,053
  Accounts receivable, less allowance for
    doubtful accounts of $58,468                                1,981,205
  Inventories (Note 3)                                          1,202,314
  Prepaid expenses and other current assets                       505,892
                                                             --------------
Total current assets                                            5,196,463

Property and equipment, at cost, less accumulated
  depreciation and amortization (Note 4)                          622,427
Goodwill, net of amortization of $37,795 (Note 12)                203,504
Other assets                                                       52,563
                                                             --------------
Total assets                                                 $  6,074,957
                                                             ==============

Liabilities and stockholders' equity
  Current liabilities:

  Notes payable (Note 5)                                          518,259
  Accounts payable                                              1,159,438
  Accrued expenses and other current liabilities (Note 6)         408,853
  Current maturities of capital lease obligations (Note 7)         52,884
                                                             --------------
Total current liabilities                                       2,139,434

Capital lease obligations (Note 7)                                 81,763

Deferred income (Note 13)                                         380,833
Minority interest                                                  75,279

Commitments and contingencies (Notes 7, 9 and 12)

Stockholders' equity (Note 8):

  Common stock, $.01 par value--shares authorized 10,000,000;
   issued and outstanding 2,800,000                                28,000

  Additional paid-in capital                                   11,100,793
  Deficit                                                      (7,696,590)
  Foreign currency translation adjustment                         (34,555)

                                                             --------------
Total stockholders' equity                                      3,397,648
                                                             --------------
Total liabilities and stockholders' equity                   $  6,074,957
                                                             ==============

See accompanying notes.

                                  Misonix, Inc. and Subsidiaries

                              Consolidated Statements of Operations

                                                        Year ended June 30
                                                       1996           1995
                                                 -------------------------------

Net sales (Note 10)                              $   9,913,136   $  8,551,684

Cost of goods sold                                   5,181,222      4,638,983
                                                 -------------------------------
Gross profit                                         4,731,914      3,912,701

Operating expenses:
  Selling, general and administrative expenses       4,139,183      3,632,151
  Research and development expenses (Note 2)           204,186        812,289
  Restructuring charge (Note 2)                              -        416,445
                                                 -------------------------------
Total operating expenses                             4,343,369      4,860,885
                                                 -------------------------------
Income (loss) from operations                          388,545       (948,184)

Other income (expense):
  Interest income                                       54,209         55,319
  Interest expense                                     (41,529)       (32,780)
  Option/license fees (Note 13)                         69,167              -
  Foreign currency exchange (loss) gain                (11,890)         2,834
                                                 -------------------------------
Income (loss) before minority interest                 458,502       (922,811)

Minority interest in net income of
  consolidated subsidiary                              (69,075)        (6,204)
                                                 -------------------------------
Net income (loss)                                $     389,427  $    (929,015)
                                                 ===============================

Net income (loss) per common and common
  equivalent share                               $         .14  $        (.34)
                                                 ===============================

Net income (loss) per common and common
  equivalent share assuming full dilution        $         .13  $        (.34)
                                                 ===============================

Weighted average common and common
  equivalent shares outstanding                      2,867,108      2,770,411
                                                 ===============================
Weighted average common and common equivalent
  shares outstanding assuming full dilution          2,926,317      2,770,411
                                                 ===============================

See accompanying notes.

                         Misonix, Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                                     Common Stock
                                    $.01 Par Value                                              Foreign
                             ------------------------------    Additional                       Currency          Total
                                Number                           Paid-in                       Translation     Stockholders'
                               of Shares         Amount          Capital        (Deficit)       Adjustment        Equity
                             --------------  --------------- --------------- --------------- --------------- -----------------
Balance, June 30, 1994         2,770,000         $27,700         $11,086,093    $(7,157,002)     $(27,517)        $3,929,274

Stock issuance to
   outside directors              30,000             300              14,700              -             -             15,000
   (Note 8)
Foreign currency
   translation adjustment              -               -                   -              -        (6,709)            (6,709)

Net loss                               -               -                   -       (929,015)            -           (929,015)
                             --------------  --------------- --------------- --------------- --------------- -----------------
Balance, June 30, 1995         2,800,000          28,000          11,100,793     (8,086,017)      (34,226)         3,008,550
Foreign currency
   translation adjustment              -               -                   -              -          (329)              (329)
Net income                             -               -                   -        389,427             -            389,427
                             --------------  --------------- --------------- --------------- --------------- -----------------
Balance June 30, 1996          2,800,000         $28,000         $11,100,793    $(7,696,590)     $(34,555)        $3,397,648
                             ==============  =============== =============== =============== =============== =================


See accompanying notes.

                                  Misonix, Inc. and Subsidiaries

                              Consolidated Statements of Cash Flows

                                                                        Year ended June 30
                                                                      1996              1995
                                                                  --------------------------------
Operating activities

Net income (loss)                                                 $ 389,427         $ (929,015)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Provision for net losses on accounts receivable                  1,892             18,741
     Depreciation and amortization                                  193,417            213,166
     Minority interest in net income of subsidiary                   69,075              6,204
     Foreign currency loss                                              904              3,032
     Noncash restructuring charge                                         -            245,438
     Issuance of stock to outside directors                               -             15,000
       Changes in operating assets and liabilities:
         Accounts receivable                                       (529,105)           (82,717)
         Inventories                                               (125,690)             2,385
         Prepaid expenses and other current assets                 (380,455)            45,240
         Deposits and other assets                                    2,479               (199)
         Accounts payable and accrued expenses                      222,383           (103,134)
         Deferred income                                            380,833                  -
                                                                 ----------          ---------
Net cash provided by (used) in operating activities                 225,160           (565,859)
                                                                 ----------          ---------

Investing activities
Acquisition of property and equipment and other                    (107,742)          (120,483)
Proceeds from involuntary conversion of assets                            -            152,000
Sales of investments held to maturity                               355,600          1,277,228
Purchases of investments held to maturity                          (353,053)          (355,600)
                                                                 ----------          ---------
Net cash (used in) provided by investing activities                (105,195)           953,145
                                                                 ----------          ---------

Financing activities
Increase (decrease) in short-term borrowings                        187,338            (55,647)
Principal payments on capital lease obligations                     (39,221)           (53,609)
                                                                 ----------          ---------
Net cash provided by (used in) financing activities                 148,117           (109,256)
                                                                 ----------          ---------

Effect of exchange rates                                                (27)               101
                                                                 ----------          ---------


Net increase in cash and cash equivalents                           268,055            278,131
Cash and cash equivalents at beginning of period                    885,944            607,813
                                                                 ----------          ---------
Cash and cash equivalents at end of year                         $1,153,999          $ 885,944
                                                                 ==========          =========

Supplemental disclosure of cash flow information
Interest paid during the year                                    $  41,529           $  32,780
                                                                 =========           =========


See accompanying notes.

                         Misonix, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                  June 30, 1996

1. Basis of Presentation, Organization and Business, and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Misonix, Inc. ("Misonix") include the accounts of Misonix, its 81.4% owned subsidiary, Labcaire Systems, Ltd. ("Labcaire"), and its 100% owned subsidiary, Misonix, Ltd. (collectively, the "Company"). Misonix Ltd. was incorporated in the United Kingdom on July 19, 1993 and its operations since inception have been minimal. All significant intercompany balances and transactions have been eliminated.

Organization and Business

Misonix was incorporated under the laws of the State of New York on July 31, 1967. During the period from 1987 through December 1994, Misonix was engaged in the design and development of medical devices which would utilize proprietary and patented ultrasound technology for the treatment of cardiovascular disease and for soft tissue removal. Research and development work in connection with these medical devices, however, was suspended in December 1994 and the Company recorded a restructuring charge (see Note 2) as outside funding was not available to further develop these technologies. During this period, there was no revenue from the sale of medical devices. However, in December 1995, the Company entered into a licensing agreement to further develop one of its medical devices (see Note 13).

Misonix's principal revenue producing activities, from 1967 to date, have been the manufacture and distribution of proprietary ultrasound equipment for scientific and industrial purposes and environmental control equipment for the abatement of air pollution. Misonix's products are sold worldwide. Labcaire, which began operations in February of 1992, is located in the United Kingdom, and its core business is the innovation, design, manufacture, and marketing of air handling systems for the protection of personnel, products and the environment from airborne hazards. Net sales to unaffiliated customers, net income and total assets related to Labcaire as of and for the year ended June 30, 1996 were approximately $4,712,000, $369,000 and $2,263,000, respectively.
For the year ended June 30, 1995, these amounts were approximately $3,920,400, $319,100 and $1,796,100, respectively.

                         Misonix, Inc. and Subsidiaries

1. Basis of Presentation, Organization and Business, and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Investments Held to Maturity

Effective July 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities," which was effective for fiscal years beginning after December 15, 1993. Adoption of SFAS 115 had no effect on the Company's financial position as of July 1, 1994 or results of operations for the year ended June 30, 1995. The Company's investments, maturing at various dates through June 1997, consist primarily of U.S. Government Treasury Bills and are valued at amortized cost which approximates market. The Company classifies its investments as held-to-maturity as the Company has both the intent and ability to hold these securities until maturity.

Concentration of Credit Risk

The Company's operations are located in New York and Clevedon, England. The Company's policy is to review its customers' financial condition prior to extending credit and, generally, collateral is not required. At June 30, 1996, the Company's accounts receivable with customers outside the United States was approximately $1,322,000 of which approximately $1,233,000 related to its Labcaire operations. Where necessary, the Company utilizes letters of credit on foreign or export sales. Credit losses relating to both domestic and foreign customers have historically been minimal and within management's expectations.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) method or market.

                         Misonix, Inc. and Subsidiaries

1. Basis of Presentation, Organization and Business, and Summary of Significant Accounting Policies (continued)


Property and Equipment

Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives ranging from 3 to 10 years. Capital lease equipment and leasehold improvements are amortized over the life of the lease or the useful life of the related asset, whichever is shorter.

Revenue Recognition

Sales are recognized upon shipment of products.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in connection with the Company's acquisition of 81.4% of the common stock of Labcaire. The goodwill is being amortized by the straight-line method over its estimated useful life of 25 years. The carrying value of such costs is reviewed by management to determine whether an impairment may have occurred. If this review indicates that such costs, or a portion thereof, will not be recovered, as determined based on the undiscounted cash flows of Labcaire over the remaining amortization period, the carrying value of these costs will be reduced by the estimated shortfall of cash flows. There has been no such impairment to date.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                         Misonix, Inc. and Subsidiaries

1. Basis of Presentation, Organization and Business, and Summary of Significant Accounting Policies (continued)

Net Income (Loss) Per Common and Common Equivalent Share

Net income per common and common equivalent share is based on the weighted average number of common shares outstanding during the year ended June 30, 1996 plus dilutive common share equivalents. For the year ended June 30, 1995, outstanding common stock warrants and options have not been included in such computation as the effect of such would be antidilutive.

Foreign Currency Translation

The Company follows the policies prescribed by SFAS No. 52 for translation of the financial results of its foreign subsidiary. Accordingly, assets and liabilities are translated at the foreign currency exchange rate in effect at the balance sheet date. Results of operations are translated using the weighted average of the prevailing foreign currency rates during the fiscal year. Stockholders' equity accounts are translated at historical exchange rates. Gains and losses on foreign currency transactions are recorded in other income.

Research and Development

All research and development expenses related to the Company's industrial and medical products are expensed as incurred and are included in operating expenses.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

                         Misonix, Inc. and Subsidiaries

1. Basis of Presentation, Organization and Business, and Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncement

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is required to be adopted by the Company in fiscal year 1997. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but are not required, to adopt the fair value method of accounting for employee stock-based transactions.

Companies are also permitted to continue to account for such transactions under

Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the 1997 financial statements pro forma net income and per share amounts as if the Company had applied the new method of accounting. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements. The Company has not yet determined if it will elect to change to the fair value method or provide the necessary pro forma information, nor has it determined the effect the new standard will have on its operating and per share results should it elect to make such change.

2. Restructuring Charge

In December 1994, the Company's Board of Directors formally approved a plan to suspend research and development in connection with the Company's medical devices. This was necessary because outside funding for further development of these technologies was not available (see Note 13). As a result, the Company recorded a restructuring charge of approximately $416,000 to reflect the discontinuance of this portion of the Company's operations. The restructuring charge included approximately $197,000 of employee severance and related costs (which included the resignation of the Company's CEO), approximately $138,000 of property and equipment write-offs and approximately $81,000 of facility rental expense related to the Company's research and development activities.

At June 30, 1996, accrued expenses includes $45,000 related to the balance of the restructuring charge.

                         Misonix, Inc. and Subsidiaries

3. Inventories

Inventories are summarized as follows:

                                                        June 30,
                                                          1996
                                                     ----------------

Raw materials                                          $    653,884
Work-in-process                                              49,962
Finished goods                                              498,468
                                                     ----------------
                                                       $  1,202,314
                                                     ================

4. Property and Equipment

Property and equipment consist of the following:


                                                        June 30,
                                                          1996
                                                     ----------------
Machinery and equipment                                $    896,292
Furniture and fixtures                                      556,113
Autos                                                       287,111
Leasehold improvements                                      255,932
                                                     ----------------
                                                          1,995,448
Less accumulated depreciation and amortization            1,373,021
                                                     ----------------
                                                       $    622,427
                                                     ================

Included in machinery and equipment at June 30, 1996 is approximately $148,000 of data processing equipment and telephone equipment under capital leases with related accumulated amortization of approximately $148,000. Also, included in autos is approximately $197,298 under capital leases with accumulated amortization of approximately $56,463. The Company purchased approximately $94,000 of equipment under capital lease arrangements during the year ended June 30, 1996.

                         Misonix, Inc. and Subsidiaries

5. Revolving Note Payable and Line of Credit

Since October 1992, Labcaire has had an overdraft facility with a United Kingdom bank. As of June 30, 1996, the amount of this facility is (pound)350,000 and bears interest at United Kingdom prime rate (5.75% at June 30, 1996) plus 2%. This facility is secured by the assets of Labcaire and (pound)50,000 is guaranteed by its directors. As of June 30, 1996, (pound)150,000 of this facility was guaranteed by Misonix with an irrevocable standby letter of credit. As of July 1996, Misonix no longer guaranteed this facility as it was not required to by the Bank. The facility expires in August 1997. At June 30, 1996, the balance outstanding under this overdraft facility was (pound)333,930 ($518,259).

In October 1992, Misonix secured a $500,000 line of credit with a bank bearing interest at the bank's prime (8.25% at June 30, 1996) plus 2%. The line of credit, renewable on an annual basis, currently expires on June 30, 1997 and is secured by all assets of Misonix. No amounts are outstanding under this line at June 30, 1996.

6. Accrued Expenses and Other Current Liabilities


The following summarizes accrued expenses and other current liabilities:

                                                          June 30,
                                                            1996
                                                     ----------------
Accrued payroll and vacation                            $   74,682
Accrued payroll taxes                                       64,228
Accrued commissions                                         57,352
Accrued restructuring costs                                 44,862
Other                                                      167,729
                                                     ================
                                                        $  408,853
                                                     ================

                         Misonix, Inc. and Subsidiaries

7. Leases

Misonix has entered into several noncancellable operating leases for the rental of certain office space and automobiles expiring in various years through 1998. The principal lease for office space provides for a monthly rental amount of $20,427. The Company also leases certain office equipment and automobiles under capital leases expiring through fiscal 2000.

The following is a schedule of future minimum lease payments, by year and in the aggregate, under capital and operating leases with initial or remaining terms of one year or more at June 30, 1996:

                                                     Capital        Operating
                                                      Leases          Leases
                                                  -----------------------------

   1997                                             $   66,809     $  313,000
   1998                                                 60,354        275,000
   1999                                                 35,800         71,000
   2000                                                  6,652          4,000
                                                  -----------------------------
   Total minimum lease payments                        169,615     $  663,000
   Amounts representing interest                        34,968  ===============
                                                  --------------

   Present value of net minimum lease payments
     (including current portion of $52,884)         $  134,647
                                                  ===============


Certain of the leases provide for renewal options and the payment of real estate taxes and other occupancy costs.

Rent expense for all operating leases was approximately $282,000 and $286,000 for the years ended June 30, 1996 and 1995, respectively.

                         Misonix, Inc. and Subsidiaries

8. Capital Transactions

In June 1995, the Company issued 30,000 shares of common stock to three outside directors for serving on its Board of Directors for the year ended June 30, 1995.

In January 1992, the Company completed a public offering of 1,600,000 shares of its common stock and 1,840,000 warrants to purchase 1,840,000 shares of its common stock at $7.80 per share, for $8,686,024, net of expenses. These warrants expire in January 1997. Also, in connection with this offering, the Company granted the underwriters a right through January 1997 to acquire an additional 160,000 shares of common stock at a price of $10.725 per share and warrants to acquire 160,000 shares of common stock in similar form to the public offering warrants, but at an exercise price of $12.87 per share.

In connection with a private placement which occurred in October 1991, redeemable warrants entitling the holders the right to purchase 100,000 shares of common stock at $7.80 are outstanding. These warrants also expire in 1997.

Stock Option Plan

In September 1991, the Board of Directors adopted and, in October 1991, the shareholders approved, the 1991 Stock Option Plan (the "Option Plan"). The Option Plan provides for the granting, at the discretion of the Board of Directors, of (i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") to certain employees and
(ii) options not intended to so qualify ("Nonqualified Stock Options") to employees, consultants and directors. The total number of shares of Common Stock for which options may be granted under the Option Plan is 250,000 shares.

The exercise price of all stock options granted under the Option Plan must be at least equal to the fair market value of such shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights on the Company's outstanding capital stock, the exercise price of any incentive stock option must be not less than 110% of the fair market value on the date of grant. The maximum term of each option is ten years for options granted pursuant to the Option Plan. Options shall become exercisable at such time and in such installments as the Board shall provide in the terms of each individual option.

                         Misonix, Inc. and Subsidiaries

8. Capital Transactions (continued)

In March 1996, the Board of Directors approved the 1996 Employee Incentive Stock Option Plan covering an aggregate of 300,000 common shares of the Company, and a 1996 Outside Directors Stock Option plan covering an aggregate of 750,000 common shares of the Company. The Board then granted options to acquire 519,000 shares at a price of $1.10 under the Outside Directors Plan. The options are exercisable for 10 years. Both of these Plans are subject to shareholder approval.

Options and warrants outstanding are summarized as follows:

                                  Options             Warrants
                       ---------------------------------------------------------
                                     Exercise Price              Exercise Price
                          Shares       Per Share        Shares      Per Share

                       ---------------------------------------------------------

     June 30, 1994        149,000    $3.25-$6.50      2,100,000    $7.80-$12.87

     Granted               40,000         .75                 -           -
     Exercised                  -           -                 -           -
     Sold                       -           -                 -           -
     Terminated                 -           -                 -           -
                       ---------------------------------------------------------
     June 30, 1995        189,000     $.75-$6.50      2,100,000    $7.80-$12.87

     Granted               61,000    $1.10-$1.44              -           -
     Exercised                  -           -                 -           -
     Sold                       -           -                 -           -
     Terminated                 -           -                 -           -
                       ---------------------------------------------------------
     June 30, 1996        250,000     $.75-$6.50      2,100,000    $7.80-$12.87
                       =========================================================

As of June 30, 1996, 250,000 shares of common stock are reserved for issuance under outstanding options and no shares of common stock are reserved for the granting of additional options. All outstanding options are exercisable and expire between February 2002 and September 2007.

In June 1995, the Company's Board of Directors approved a change in the exercise price of the 135,000 outstanding employee stock options to the current market price of $.75 per share.

                         Misonix, Inc. and Subsidiaries

9. Commitments

Employment Agreements

The Company has entered into an employment agreement with its chief executive officer which expires August 31, 1997. Said agreement provides for an annual base compensation of $160,000 plus incentives as defined in the agreement.

10. Geographic Information

The Company's revenues are generated from various geographical regions. The following is an analysis of net sales by geographic region:

                                               Year ended June 30
                                               1996          1995
                                        ------------------------------

       United States                      $  4,270,035   $ 4,067,920
       Canada & Mexico                          94,993        70,583
       Europe                                4,532,986     3,859,774
       Asia                                    703,371       423,884
       Middle East                             146,086        67,336
       Other                                   165,665        62,187
                                        ------------------------------
                                          $  9,913,136   $ 8,551,684
                                        ==============================

11. Income Taxes

The Company has accumulated approximately $6,956,000 of net operating losses as at December 31, 1995 which may be used to reduce taxable income and income taxes in future years. The utilization of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carryforwards begin to expire in fiscal year 2002 and will expire through fiscal year 2011. Additionally, based on ownership changes as a result of the public offering consummated in January 1992 (Note 8), as well as historical issuances of common stock, it is expected that the annual utilization of the otherwise available net operating loss carryforwards will be limited by the provisions of Section 382 of the Internal Revenue Code, as amended. As such, the Company will be restricted as to the utilization of its pre-fiscal 1992 net operating loss carryforwards.

                         Misonix, Inc. and Subsidiaries

11. Income Taxes (continued)

The Company has recorded a deferred tax asset of approximately $2,782,000 at June 30, 1996 related to the aforementioned net operating loss carryforwards. A valuation allowance of equal value has been recorded which has the effect of reducing the carrying value of the deferred tax asset to zero. The valuation allowance, which increased by approximately $22,000 during the year ended June 30, 1996, is of equal value since it is unknown as to whether the net operating loss carryforwards will be utilized. Other temporary differences are not material.

12. Acquisition

In prior years, the Company acquired an 81.4% interest in Labcaire Systems, Ltd., a U.K. company, for $545,169. The total acquisition cost exceeded the fair value of the net assets acquired by $241,299 and is being amortized over 25 years. The balance of the capital stock of Labcaire is owned by four directors of Labcaire who had the right, under the original purchase agreement (the "Agreement"), to require the Company to repurchase such shares at a price equal to its pro rata share of 8.5 times Labcaire's earnings, before interest, taxes and management charges for the preceding fiscal year.

In June 1996, this Agreement was amended and each of the four directors agreed to sell one-seventh of his total holding of Labcaire shares to the Company in each of the next seven consecutive years, commencing with fiscal year 1996. The price to be paid by the Company for these shares is based on the formula outlined in the original Agreement. Pursuant to the Agreement, 9,284 shares (2.65%) of Labcaire common stock will be purchased by the Company for (pound)62,388 (approximately $93,582) representing the fiscal 1996 buy-back portion. The effective date of this transaction is expected to be October 1996.

13. Licensing Agreement

In December 1995, the Company entered into a licensing agreement with Medical Device Alliance, Inc. ("MDA"), for a ten year period, covering the further development and commercial exploitation of the Company's medical technology relating to soft tissue removal. This agreement primarily focuses on the Company's patent for a liposuction apparatus granted in May 1995 and its 510(K) approval from the United States Food and Drug Administration to market and sell a device for ultrasonic soft tissue removal. The licensing agreement gives MDA exclusive world-wide marketing and sales rights for the device, with manufacturing to

                         Misonix, Inc. and Subsidiaries

13. Licensing Agreement (continued)

be performed by the Company. Pursuant to the license agreement, the Company received $300,000 in licensing fees (which is being recorded as income over the term of the agreement) and will receive royalties based upon net sales of such products. The Company expects to receive an additional $200,000 of licensing fees from MDA ($100,000 of which is included in accounts receivable and deferred income at June 30, 1996). Also as part of the agreement, the Company was reimbursed for certain pre-marketing costs and a maximum of $30,000 per month (commencing September 1995) for product development expenditures (as defined in the agreement). The amount of all reimbursements for the year ended June 30, 1996 was $320,363.

The Company has settled a dispute with two individuals who claimed that they, together with the Company's founder, were joint inventors of the technology covered under the Patent for Liposuction Method and Apparatus. As a result, they have reconfirmed their assignment of the patent rights to the Company in exchange for 5% of all royalties received by the Company from this technology, including those received from the MDA license.

                                  MISONIX, INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                 September 30,
                     ASSETS                                           1996
                     ------                                      --------------
CURRENT:
  Cash and cash equivalents                                         $ 1,048,278
  Investments held to maturity                                          469,324
  Accounts receivable, net of allowance
    for doubtful accounts of $59,494                                  2,075,392
  Inventories (Note 3)                                                1,503,124
  Prepaid expenses and other current assets                             330,657
                                                                     ----------

         TOTAL CURRENT ASSETS                                         5,426,775

PROPERTY, PLANT AND EQUIPMENT, at cost,
  less accumulated depreciation and
  amortization of $1,428,733                                            692,291

PATENTS, at cost, less accumulated
 amortization of $1,099                                                  28,623

GOODWILL, less accumulated amortization
 of $40,208                                                             201,091

OTHER                                                                    23,839

                                                                    $ 6,372,619
                                                                     ----------
                                                                     ----------

          LIABILITIES AND STOCKHOLDERS'
                    EQUITY
          -----------------------------

CURRENT:
  Note payable to bank                                              $   540,919
  Accounts payable                                                    1,158,693
  Accrued expenses and other current liabilities                        225,579
  Current maturities of capital lease obligations                        67,938
                                                                     ----------

         TOTAL CURRENT LIABILITIES                                    1,993,129

CAPITAL LEASE OBLIGATIONS                                               105,179

DEFERRED INCOME                                                         370,833


MINORITY INTEREST (Note 1)                                               77,216

STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; shares authorized
    10,000,000; issued and outstanding 2,800,000                         28,000
  Additional paid-in capital                                         11,100,793
  Deficit                                                            (7,271,128)
  Cumulative foreign currency translation adjustment                    (31,403)
                                                                     ----------

         TOTAL STOCKHOLDERS' EQUITY                                   3,826,262
                                                                     ----------

                                                                    $ 6,372,619
                                                                     ----------
                                                                     ----------

  See accompanying notes to consolidated financial statements.

                                  MISONIX, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                   For the three months ended
                                                                          September 30,
                                                                  ----------------------------
                                                                  1996                    1995
                                                                  ----                    ----

NET SALES                                                     $ 2,789,834              $ 2,103,226

COST OF GOODS SOLD                                              1,357,308                1,158,801
                                                               ----------               ----------

     Gross profit                                               1,432,526                  944,425
                                                               ----------               ----------

OPERATING EXPENSES:
  Selling, general and
   administrative expenses                                      1,083,813                  980,172
  Research and development                                         35,206                   55,089
                                                                ---------               ----------

  Total operating expenses                                      1,119,019                1,035,261
                                                               ----------               ----------

  Income (Loss) from operations                                   313,507                  (90,836)
                                                               ----------               ----------

OTHER INCOME (EXPENSE):
  Interest income                                                  16,087                   13,449
  Interest expense                                                (10,451)                  (9,203)
  Option/license fees                                             110,000                     -
  Foreign exchange gain (loss)                                     (1,308)                  (8,523)
  Miscellaneous (expense) income                                     (436)                  25,004
                                                               -----------              ----------

Total other income                                                113,892                   20,727
                                                               ----------               ----------

Income (Loss) before minority interest                            427,399                   (70,109)

Minority interest in net income of
 consolidated subsidiary                                           (1,937)                  (5,354)
                                                               ----------               ----------

NET INCOME (LOSS)                                             $   425,462              $   (75,463)
                                                               ==========               ==========


NET INCOME (LOSS) PER SHARE                                        $  .14                   $ (.03)
                                                                    =====                    =====

WEIGHTED AVERAGE COMMON SHARES AND
SHARE EQUIVALENTS OUTSTANDING                                   2,944,716                2,800,000
                                                               ==========               ==========

        See accompanying notes to consolidated financial statements

                                  MISONIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                   Three Months ended
                                                                                     September 30,
                                                                        --------------------------------------
                                                                              1996                    1995
                                                                              ----                    ----

OPERATING ACTIVITIES:
  Net income (loss)                                                      $   425,462              $   (75,463)
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
      Depreciation and amortization                                           56,494                   50,497
      Minority interest in net income
       of subsidiary                                                           1,937                    5,354
      Foreign currency loss                                                    4,072                    7,414
      Changes in operating assets and
       liabilities:
        Accounts receivable                                                 (103,359)                 110,311
        Inventory                                                           (295,641)                 (72,941)
        Prepaid expenses and other
         receivables                                                         176,159                  (76,899)
        Deposits and other assets                                               -                       2,479
        Accounts payable and accrued
         expenses                                                           (179,029)                   7,601
                                                                          ----------               ----------
  Net cash provided by (used in)
   operating activities                                                       86,095                  (41,647)
                                                                          ----------               ----------

INVESTING ACTIVITIES:
  Sale of investments held to maturity                                          -                     195,017
  Purchase of investments held to maturity                                  (116,271)                (197,300)
  Acquisition of property and equipment                                     (120,657)                 (34,782)
  Patent costs                                                                  (322)                    -
                                                                          ----------               ----------
  Net cash used in investing activities                                     (237,250)                 (37,065)
                                                                          ----------               ----------

FINANCING ACTIVITIES:
  Increase (decrease) in capital
   lease obligations                                                          37,189                   (9,076)
  Deferred income                                                            (10,000)                    -
  Note payable to bank                                                        18,242                  201,723

  Principal payments on capital lease
   obligation                                                                   -                        -
                                                                          ----------               ----------
  Net cash provided by financing activities                                   45,431                  192,647
                                                                          ----------               ----------

Effect of exchange rates                                                           3                       (4)
                                                                          ----------               ----------

NET (DECREASE) INCREASE IN CASH                                             (105,721)                 113,931

CASH, beginning of period                                                  1,153,999                  885,944
                                                                          ----------               ----------

CASH, end of period                                                      $ 1,048,278              $   999,875
                                                                          ==========               ==========


     See accompanying notes to consolidated financial statements.

                                  MISONIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Information with respect to interim periods is unaudited)

1. Basis of Presentation

The consolidated financial statements of Misonix, Inc. include the accounts of Misonix, Inc., its 81.4% owned subsidiary, Labcaire Systems Ltd., and its 100% owned subsidiary Misonix, Ltd. Subsequent to September 30, 1996, the Company increased its ownership in Labcaire to 84.05% (see Note 5). All significant intercompany balances and transactions have been eliminated.

2. Interim Periods

The financial statements for the three months ended September 30, 1996 and 1995 are unaudited but, in the opinion of management, include all adjustments, consisting of normal recurring accruals, necessary for fair presentation of financial position and results of operations. Results for the interim periods are not necessarily indicative of the results for a full year. For further information refer to the consolidated financial statements and footnotes thereto included in the Company's annual report for the year ended June 30, 1996.

3. Inventories

                  Inventories are summarized as follows:

                                     September 30,
                                          1996

                Raw materials          $  816,325

                   Work-in-process        142,152
                   Finished goods         544,647
                                       ----------
                                       $1,503,124
                                       ----------
                                       ----------

4. License Agreement For Medical Technology

In October 1996, the Company entered into a license agreement, with United States Surgical Corporation ("USS"), covering the further development and commercial exploitation of the Company's medical technology relating to ultrasonic cutting, which uses high frequency sound waves to coagulate and divide tissue for both open and laparoscopic surgery. The license agreement gives USS exclusive world-wide marketing and sales rights for this technology. The Company is entitled, under the license agreement, to receive aggregate licensing fees, over the term of the agreement, of approximately $500,000, plus royalties based upon net sales of such products. The Company already received $100,000 under the option agreement which preceded the license agreement and has recorded this amount as option fee income for the quarter ended September 30, 1996.

5.  Acquisition

In October 1996, under the terms of the revised purchase agreement with Labcaire (as discussed in the Form 10-KSB at June 30, 1996), the Company paid (pound)62,388 (approximately $102,099) for 9,284 shares (2.65%) of the 65,000 outstanding shares owned by the Labcaire directors. This represents the fiscal 1996 buy-back portion.
                                      F-23

                                  MISONIX, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
           (Information with respect to interim periods is unaudited)

6.  Capital Transactions

As previously reported, in March 1996, the Board of Directors approved a 1996 Employee Incentive Stock Option Plan covering an aggregate of 300,000 common shares of the Company and a 1996 Outside Directors Stock Option Plan covering an aggregate of 750,000 common shares of the Company. The Board then granted options to acquire 519,000 shares at a price of $1.10 under the Outside Directors Plan. The options are exercisable for 10 years. Both of these plans, and the transactions under which options to acquire 519,000 shares were granted, are subject to shareholder ratification and approval at the next annual meeting of shareholders. Such approval may result in a noncash compensation charge in an amount not presently determinable.
                                      F-24

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Securityholders or by the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall, under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.

                        -------------------------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Prospectus Summary.......................................................   3
The Company..............................................................   3
The Offering.............................................................   4
Risk Factors.............................................................   5
Dividends................................................................   7
Price Range..............................................................   7
Capitalization...........................................................   8
Management's Discussion and Analysis of Financial Condition
  and Results of Operations..............................................   9
Business ................................................................  15
Management...............................................................  22
Certain Transaction......................................................  26
Description of Securities................................................  27
Litigation...............................................................  29
Legal Matters............................................................  29
Experts..................................................................  29
Index to Financial Statements............................................ F-1

                        -------------------------------


Until February 13, 1997 (25 days after the date of this Prospectus), all dealers affecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with their unsold allotments or subscriptions.

================================================================================

                                 MISONIX, INC.



                              1,940,000 Share of
                                 Common Stock


                                  ==========
                                  PROSPECTUS
                                  ==========


                               January 17, 1997


================================================================================

                                    Part II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the Company.

Transfer Agent and Warrant Agent fees and expenses......................$   500
Legal fees and expenses..................................................10,000
Accounting fees and expenses..............................................5,000
Printing expenses and electronic filing (EDGAR costs).................... 3,000

         Total...........................................................18,500

Item 14. Indemnification of Directors and Officers

a. Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extend, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliver dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or to the advantage to which he or she was not legally entitled.

b. Article Seventh of the Company's Certificate of Incorporation provides, in general, that the Company may indemnify, to the fullest extent permitted by applicable law, every person threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or director or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, business, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such suit or proceeding. Article Seventh of the certificate of Incorporation also provides that the Company may indemnify and advance expenses to those persons as authorized by resolutions of a majority of the Board of Directors or stockholders, agreement, directors' or officers' liability insurance policies, or any other form of indemnification agreement.

c. In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred a sa result of such action or proceeding Indemnification would not be available under Article Seventh of the Certificate of Incorporation if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or
         (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Article Seventh of the Certificate of Incorporation further stipulates that the rights granted therein are contractual in nature.

Item 15. Recent Sales of Unregistered Securities


            N/A

Item 16. Exhibits and Financial Statement Schedule

(a)      The following exhibits are filed as part of this Registration
         Statement:

1.1      Form of Underwriting Agreement

1.2      Form of Underwriter's Warrant Agreement

2.1      Certificate of Merger, dated August 27, 1991, including Plan of Merger

3.1      Restated Certificate of Incorporation of the Company

3.2      By-laws of the Company

4.1      Form of Warrant Agreement

4.2      Form of Specimen of Redeemable Warrant Certificate

5.1 Opinion of Parker Chapin Flattau & Kimpl re: legality of securities being registered

5.2* Opinion of Hartman & Craven LLP respecting legality of securities being registered

10.1     Lease of the Company's executive offices

10.2     Stock Option Plan

10.3 Consulting Agreement dated as of October 16, 1990 between the Company and Michael Juliano

10.4 Employment Agreement dated September 1, 1991 between the Company and Michael Juliano

10.5 Employment Agreement dated September 1, 1991 between the Company and Howard Alliger

10.6 Employment Agreement dated September 1, 1991 between the Company and Joseph Librizzi

10.7 Form of Financial Advisory and Investment Banking Agreement between the Company and Josephthal Lyon & Ross Incorporated

10.8     Revolving Credit Note dated June 25, 1991 from the Company to The North

         East Bank & Trust Company (the "Bank")

10.9 Promissory Note in the principal amount of $100,000, dated May 13, 1991, from the Company to the Bank

10.10    Security Agreement dated May 13, 1991, between the Company and the Bank

10.11 Settlement and License Agreement dated March 12, 1984 between the Company and Mettle Electronics Corp.

10.12 Know-How, Trademark and License Agreement dated July 25, 1983, between the Company and Astec Environmental Systems, Ltd.

10.13    Form of Confidentiality Agreement between the Company and its employees

10.14 Form of Second Promissory Note issued in connection with the Private Placement

10.15 Security Agreement dated September 16, 1991, between the Company and Josephthal Lyon & Ross incorporated, as agent

10.16 Form of Common Stock Purchase Warrants issued in connection with the Private Placement

10.17*   Agreement with Medical Device Alliance, Inc.

10.18*   Agreement with United States Surgical Corporation

10.19*   Amended Employment Agreement with Joseph Librizzi

16       Letter from Frederick S. Todman & Company Regarding Change in
         Accountants

22       Subsidiaries of the Company

24.1     Consent of BDO Seidman (see page II-6)

24.2     Consent of Frederick S. Todman & Company (see page II-7)

24.3 Consent of Parker Chapin Flattau & Klimpl (included in their opinion filed as Exhibit 5.1)

24.4     Consent of James H. Boyle

24.5     Consent of Arthur Gerstenfeld

24.6*    Consent of Ernst & Young LLP

24.7*    Consent of Hartman & Craven LLP (included in their opinion filed as
         Exhibit 5.2)


25.1     Power of Attorney

-------------------------
* Filed herewith

(b)      Financial Statement Schedules

         Schedules:

            Schedule IV    - Indebtedness of and to Related Parties
            Schedule VIII - Valuation and Qualifying Accounts
            Schedule IX - Short-term Borrowings
            Schedule X - Supplementary Income Statement Information

Item 17. Undertakings

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any fats or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore,unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will,unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement of filing on Form S-1 and has authorized this Post-Effective Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned in the city of Farmingdale, New York on January 15, 1997.

                                                MISONIX, INC.

                                            BY: s/Joseph Librizzi
                                                ---------------------------
                                                Joseph Librizzi, President
                                                and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures                 Title                              Date

s/Joseph Librizzi          President and                      January 15, 1997
---------------------      Chief Executive Officer
Joseph Librrizi

s/Gary Gelman              Chairman of the Board of           January 15, 1997
---------------------      Directors
Gary Gelman

s/Peter Gerstheimer        Chief Financial Officer,           January 15, 1997
---------------------      Treasurer, and Secretary
Peter Gerstheimer

s/Howard Alliger           Director                           January  15, 1997
---------------------
Howard Alliger

s/Arthur Gerstenfeld       Director                           January 15, 1997
---------------------
Arthur Gerstenfeld

Exhibit No.                    DESCRIPTION
-----------                    -----------

1.1      Form of Underwriting Agreement

1.2      Form of Underwriter's Warrant Agreement

2.1      Certificate of Merger, dated August 27, 1991, including Plan of Merger

3.1      Restated Certificate of Incorporation of the Company

3.2      By-laws of the Company

4.1      Form of Warrant Agreement

4.2      Form of Specimen of Redeemable Warrant Certificate

5.1 Opinion of Parker Chapin Flattau & Kimpl re: legality of securities being registered

5.2* Opinion of Hartman & Craven LLP respecting legality of securities being registered

10.1     Lease of the Company's executive offices

10.2     Stock Option Plan

10.3 Consulting Agreement dated as of October 16, 1990 between the Company and Michael Juliano

10.4 Employment Agreement dated September 1, 1991 between the Company and Michael Juliano

10.5 Employment Agreement dated September 1, 1991 between the Company and Howard Alliger

10.6 Employment Agreement dated September 1, 1991 between the Company and Joseph Librizzi

10.7 Form of Financial Advisory and Investment Banking Agreement between the Company and Josephthal Lyon & Ross Incorporated

10.8 Revolving Credit Note dated June 25, 1991 from the Company to The North East Bank & Trust Company (the "Bank")

10.9 Promissory Note in the principal amount of $100,000, dated May 13, 1991, from the Company to the Bank

10.10    Security Agreement dated May 13, 1991, between the Company and the Bank

10.11 Settlement and License Agreement dated March 12, 1984 between the Company and Mettle Electronics Corp.

10.12 Know-How, Trademark and License Agreement dated July 25, 1983, between the Company and Astec Environmental Systems, Ltd.

10.13    Form of Confidentiality Agreement between the Company and its employees

10.14 Form of Second Promissory Note issued in connection with the Private Placement

10.15 Security Agreement dated September 16, 1991, between the Company and Josephthal Lyon & Ross incorporated, as agent

10.16 Form of Common Stock Purchase Warrants issued in connection with the Private Placement

10.17*   Agreement with Medical Device Alliance, Inc.

10.18*   Agreement with United States Surigical Corporation

10.19*   Amended Employment Agreement with Joseph Librizzi

16       Letter from Frederick S. Todman & Company Regarding Change in
         Accountants

22       Subsidiaries of the Company

24.1     Consent of BDO Seidman (see page II-6)

24.2     Consent of Fredercik S. Todman & Company (see page II-7)

24.3 Consent of Parker Chapin Flattau & Klimpl (included in their opinion filed as Exhibit 5.1)

24.4     Consent of James H. Boyle

24.5     Consent of Arthur Gerstenfeld

24.6*    Consent of Ernst & Young LLP

24.7*    Consent of Hartman & Craven LLP (included in their opinion filed as
         Exhibit 5.2)

25.1     Power of Attorney

-------------------------
* Filed herewith